Exhibit 99.1

Steelcase Inc.

901 44th Street SE

Grand Rapids, MI 49508, USA

August 3, 2025

Robert C. Pew III

[****]

Re:	Voting and Support Agreement

Mr. Pew:

Reference is made to that certain Voting and Support Agreement, dated as of the date hereof, by and among you (on behalf of yourself and certain affiliated trusts), Mrs. Susan H. Taylor and HNI Corporation, an Iowa corporation (“HNI”) (the “Voting Agreement”).

This letter is to confirm the understanding and agreement between you and Steelcase Inc. that you, on behalf of yourself and certain affiliate trusts, will take the actions required by Section 4.10 of the Voting Agreement which, in summary and as further provided in the Steelcase Inc. Second Restated Articles of Incorporation, include causing the conversion of all outstanding Company Class B Common Stock to Company Class A Common Stock. Section 4.10 of the Voting Agreement is included below, for reference, with all capitalized terms used in the below having the meanings ascribed to them in the Voting Agreement.

Section 4.10 Company Class B Common Stock Conversion. Within ten (10) Business Days of the date hereof, each Shareholder shall voluntarily convert the Company Class B Common Stock held by such Shareholder to Company Class A Common Stock by delivering (i) to the Company’s transfer agent, the certificate or certificates representing the shares of Company Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and (ii) to the Company, written notice stating that the Shareholder elects to convert such share or shares and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Company Class A Common Stock issuable upon the conversion are to be issued and including instructions for the delivery thereof, pursuant to Section 3.E. of the Company’s Second Restated Articles of Incorporation, dated as of July 13, 2011, as amended (the “Articles”), in an amount of Company Class B Common Stock necessary to cause the automatic conversion of all Company Class B Common Stock pursuant to Section 3.E.3.(b) of the Articles. Each Shareholder shall concurrently deliver such notice to Parent.

If the above accurately reflects our agreement and understanding, please sign and return a copy of this letter.

Please do not hesitate to contact with me with any questions.

/s/ Megan A. Blazina
Megan A. Blazina
Steelcase Inc.
Vice President, Chief Legal Officer and Secretary

Acknowledged and Agreed
Dated August 3, 2025

/s/ Robert C. Pew III
Robert C. Pew III

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